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                                                                    EXHIBIT 99.7

                                  PRESS RELEASE

           PLANET TECHNOLOGIES AND ALLERGY CONTROL PRODUCTS ANNOUNCE
                              COMPLETION OF MERGER

SAN DIEGO, California and RIDGEFIELD, Connecticut, August 11, 2005 - Planet Technologies, Inc. (OTC: PLNT.OB), today announced completion of its merger with Allergy Control Products, Inc. (ACP), following shareholder approval and Board of Directors ratification on August 10th. The combination of Planet's Allergy Free business with Allergy Control will create one of the leading domestic marketers of allergy avoidance products. Allergy Control Products, Inc. will continue operations as a wholly-owned subsidiary of Planet Technologies, Inc. and the company will maintain executive offices in San Diego, California and Ridgefield, Connecticut.

Scott L. Glenn, chairman and chief executive officer of Planet, stated, "ACP will now go to market with a distinctive, expanded line of branded products that is better positioned to satisfy the needs of allergy sufferers. The combination of ACP's strength in catalog and physician marketing and Planet's experience in direct response consumer marketing provide a solid platform for future growth."

The newly combined Planet reported pro forma consolidated net sales of $8,895,035 in 2004, and will distribute and sell a full range of physician recommended allergy avoidance products. The combined product portfolio will include proprietary home air filters marketed under the Allergy-Free(R) trade name, proprietary bedding and encasings marketed under the Allergy Control(R) trade name and a broad array of other branded allergy and asthma products including specialty cleaning products, respiratory products, room air cleaners and vacuums.

Edward J. Steube, President of Allergy Control Products, added, "ACP is excited to join the Planet family. Our combined brands are strong complements, and we look forward to the roll-out of new marketing initiatives in 2005 aimed at profitable revenue growth."

"Planet continues to aggressively pursue additional mergers and acquisitions in the allergy and asthma space. The company remains interested in branded allergy avoidance products, and is also actively evaluating opportunities in the diagnostic and therapeutic areas," added Mr. Glenn. "Ultimately, we feel the market will reward companies with differentiated products and strong brands."

Following approval of the transaction, Planet's Board of Directors voted to expand its size from five to seven members and elected Mr. Steube and Michael Walsh as Directors. Mr. Steube served as Chief Executive Officer and Director
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of Allergy Control Products since 2002. Prior to joining ACP, he was a member of executive management of New York Bancorp, and prior to that a Principal in the investment banking division of Kidder Peabody and Co, Inc, a subsidiary of GE Capital. Mr. Steube has a B.A. from Princeton University. Mr. Walsh was most recently Executive Chairman at Prometheus Laboratories, a specialty pharmaceutical company, where he also held the positions of President, Chief Operating Officer, and Chief Executive Officer. He is largely responsible for developing the company's unique strategy and business model as well as leading its development into an integrated specialty pharmaceutical and diagnostics company. Previously, Mr. Walsh was with Quidel Corporation in a number of senior executive roles including Director of Worldwide Marketing and Business Development and Director of European Operations. Mr. Walsh has a B.S. from the University of Notre Dame and an M.B.A. from Pepperdine University.


This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled "Risk Factors," and in "Item 6 - Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's latest Form 10-KSB and in the section entitled "Risk Factors" in the Company's latest Definitive Proxy Statement filed with the S.E.C.

ABOUT PLANET TECHNOLOGIES, INC.

Planet Technologies, Inc. (OTC: PLNT.OB) is focused on providing quality care products for allergy sufferers. Planet acquired the business of Allergy Free, LLC, and is now engaged in the business of manufacturing, selling, and distributing products for use by allergy sensitive persons. Allergy-Free(R) products, including the Aller-Pure(R) line of home air filters, have been sold to over half a million customers, dating back to 1985. Planet Technologies is committed to Improving Life Indoors(TM). Additional information can be found at www.planettechinc.com.

ABOUT ALLERGY CONTROL PRODUCTS, INC.

Allergy Control Products, Inc., a wholly-owned subsidiary of Planet Technologies, Inc. offers a full line of physician-recommended allergen avoidance products for allergy relief. In 1983, Allergy Control Products introduced the first pillow and mattress encasings with an allergen-impermeable barrier to block dust mite allergen while allowing vapor permeability for enhanced comfort. Today, ACP is a recognized worldwide leader in the allergen-avoidance field. ACP's mission is to build upon this valued leadership position by bringing the highest quality
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allergen avoidance solutions to an increasing number of allergy sufferers. ACP can be visited online at www.allergycontrol.com.

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PRESS CONTACTS:

Scott L. Glenn                      Bret E. Megargel
President & CEO                     Vice President, Marketing
Planet Technologies, Inc.           Planet Technologies, Inc.
1-858-456-2252                      1-858-457-4742  ext. 1167